Exhibit 99.1

For Immediate Release

MAGUIRE PROPERTIES REPORTS
FOURTH QUARTER 2009 FINANCIAL RESULTS

LOS ANGELES, March 22, 2010 – Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today reported results for the quarter ended December 31, 2009.

Quarterly and Full-Year Highlights

Balance Sheet
▪	We had $218.2 million of cash as of December 31, 2009 (excluding restricted cash related to Properties in Default), of which $91.0 million was unrestricted and $127.2 million was restricted.

▪
Our outstanding debt totaled $3.4 billion (excluding Properties in Default) as of December 31, 2009, a 33% reduction compared to $5.0 billion of debt outstanding as of December 31, 2007.  Since year end, we have reduced our outstanding debt by an additional $162.5 million through property dispositions.

Leasing Activity
▪
During fourth quarter and full year 2009, we completed new leases and renewals totaling approximately 350,000 square feet and 1,400,000 square feet (including our pro rata share of our joint venture properties), respectively.

Default Properties
▪
As previously announced, six special purpose property-owning subsidiaries are in default on their mortgage loans.  These defaults occurred as result of the board of directors’ approval of management’s plan to cease funding cash shortfalls at these properties: Stadium Towers in Central Orange County, Park Place II in Irvine, 2600 Michelson in Irvine, Pacific Arts Plaza in Costa Mesa, 550 South Hope in Downtown Los Angeles, and 500 Orange Tower in Central Orange County.  Mortgage loans totaling $888.5 million are currently in default, and the Company is accruing default interest at a rate of 5% per annum on these loans.  The assets and liabilities of these properties will be removed from our balance sheet upon ultimate disposition of each asset.

Dispositions
▪	In March 2009, we disposed of 18581 Teller in Irvine, California. The buyer assumed the $20.0 million mortgage loan on the property. We received net proceeds of $1.8 million from this transaction.

▪
In June 2009, we disposed of City Parkway located in Orange, California.  The buyer assumed the $99.6 million mortgage loan on the property.  We have no further obligations with respect to the property-level debt and eliminated a master lease obligation on the property.

▪
In June 2009, we disposed of 3161 Michelson located at the Park Place campus in Irvine, California.  Proceeds from this transaction along with reserves released to us by the lender and unrestricted cash were used to repay the $163.5 million outstanding balance under the construction loan on the property.  The Company has no further obligations with respect to the property-level debt and eliminated significant master lease obligations.  Additionally, our Operating Partnership has no further obligation to guarantee the repayment of the construction loan.

▪
In August 2009, we completed a deed-in-lieu of foreclosure with the lender to dispose of Park Place I.  As a result of the deed-in-lieu of foreclosure, we were relieved of the obligation to pay the $170.0 million mortgage loan on the property as well as $0.8 million of unpaid interest related to the mortgage.

▪
In August 2009, we closed the sale of certain parking areas together with related development rights associated with the Park Place campus for $17.0 million.  We received net proceeds of $16.5 million from this transaction.

▪	In October 2009, we completed the disposition of 130 State College located in Orange County, California. We received net proceeds of $6.1 million from this transaction.

▪
In December 2009, we completed the disposition of the Lantana Media Campus located in Santa Monica, California.  We received proceeds of approximately $195 million, net of transaction costs, of which $175.8 million was used to repay the balances outstanding under the mortgage and construction loans secured by the Lantana Media Campus.  We received net proceeds after debt repayment of approximately $19 million from this transaction.

Significant Subsequent Events

▪
On March 1, 2010, we entered into an agreement to dispose of Griffin Towers in Central Orange County for approximately $90 million.  This transaction closed on March 15, 2010.  In connection with the sale, the Company was relieved of the $125.0 million property-level debt that was scheduled to mature in May 2010 and a $20.0 million senior mezzanine loan that was scheduled to mature in May 2011.  Additionally, the $22.4 million repurchase facility was converted into an unsecured term loan.

▪
On March 12, 2010, we entered into an agreement to dispose of 2385 Northside, a development property which is part of the Mission City Corporate Center in San Diego, California, for approximately $18 million.  This transaction closed on March 17, 2010.  The Company used proceeds from this transaction to repay the $17.5 million construction loan that was scheduled to mature in August 2010 and eliminate a $4.0 repayment guaranty.

Fourth Quarter 2009 Financial Results

▪
Our earnings in the fourth quarter of 2009 were negatively impacted by impairment charges totaling $290 million and costs associated with Properties in Default.  Including these charges, the net loss available to common stockholders for the quarter ended December 31, 2009 was $(299.1) million, or $(6.17) per share, compared to a net loss available to common stockholders of $(96.3) million, or $(2.02) per share, for the quarter ended December 31, 2008.

♦
$264 million of the impairment charges were recorded in continuing operations, of which $100 million was related to the writedown of Griffin Towers and 2385 Northside to their estimated fair value as of December 31, 2009.  The remaining $164 million was the result of an impairment analysis performed as of December 31, 2009 which resulted in certain properties being written down to fair value.  The remaining $26 million impairment charge recorded in discontinued operations was related to the disposition of the Lantana Media Campus.

♦	The Company accrued default interest of $9.3 million and also wrote off $2.8 million of deferred financing costs related to mortgage loans associated with Properties in Default.

Our earnings in the fourth quarter of 2008 were negatively impacted by a $50.0 million impairment charge recorded in connection with our decision to classify 3161 Michelson in Irvine, California as held for sale as of December 31, 2008.

▪
Our share of Funds from Operations (FFO) available to common stockholders for the quarter ended December 31, 2009 was $(265.4) million, or $(5.48) per share, compared to $(42.2) million, or $(0.88) per share, for the quarter ended December 31, 2008.  Our share of FFO before specified items was $1.6 million, or $0.03 per diluted share, for the quarter ended December 31, 2009 as compared to $1.7 million, or $0.04 per diluted share, for the quarter ended December 31, 2008.

The weighted average number of common and common equivalent shares used to calculate basic and diluted earnings per share for the quarter ended December 31, 2009 was 48,463,476 due to our net loss position.  The diluted number of common and common equivalent shares outstanding used to calculate FFO for the quarter ended December 31, 2009 was 49,108,575.

The results reported in this press release for the quarter and year ended December 31, 2009 are unaudited, and there can be no assurance that these results will not vary from the final information that will subsequently be reported in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or before March 31, 2010.  In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results of operations of Maguire Properties, Inc., Maguire Properties, L.P. (the “Operating Partnership”) and the subsidiaries of the Operating Partnership for the quarter and year ended December 31, 2009 have been included.

As of December 31, 2009, our office portfolio (including Properties in Default) was comprised of whole or partial interests in 31 office properties totaling approximately 17 million net rentable square feet, one 350-room hotel with 266,000 square feet, and on- and off-site structured parking plus surface parking totaling approximately 11 million square feet, which accommodates approximately 36,000 vehicles.  We have one recently completed development project that totals approximately 188,000 square feet of office space.  We also own undeveloped land that we believe can support up to approximately 5 million square feet of office and mixed-use development and approximately 5 million square feet of structured parking, excluding development sites that are encumbered by the mortgage loans on our Pacific Arts Plaza and 2600 Michelson properties, which are in default.

We will host a conference call and audio webcast, both open to the general public, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Tuesday, March 23, 2010, to discuss the financial results of the fourth quarter and provide a company update.  The conference call can be accessed by dialing (866) 394-8461 (Domestic) or (706) 758-3042 (International), ID number 59494297.  The live conference call can be accessed via audio webcast at the Investor Relations section of our website, located at www.maguireproperties.com, or through Thomson Reuters at www.earnings.com.  Our Supplemental Operating and Financial Data package is available at the Investor Relations section of our website, located at www.maguireproperties.com under “Financial Reports–Quarterly and Other Reports.”

A replay of the conference call will be available approximately two hours following the call through March 26, 2010.  To access this replay, dial (800) 642-1687 (Domestic) or (706) 645-9291 (International).  The required passcode for the replay is ID number 59494297.  The replay can also be accessed via audio webcast at the Investor Relations section of our website, located at www.maguireproperties.com, or through Thomson Reuters at www.earnings.com.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: risks associated with management’s focus on asset dispositions, loan defaults, cash generation and general strategic matters; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with contingent guarantees by our Operating Partnership; risks associated with our liquidity situation; risks associated with the negative impact of the current credit crisis and economic slowdown; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks and uncertainties affecting property development and construction; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to extend or refinance existing loans as they come due; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed on April 30, 2009 and our Quarterly Report on
Form 10-Q filed on November 9, 2009 with the Securities and Exchange Commission.  The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558

MAGUIRE PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31, 2009	December 31, 2008
	(Unaudited)
ASSETS

Investments in real estate	$3,852,198	$5,026,688
Less: accumulated depreciation	(659,753)	(604,302)
Investments in real estate, net	3,192,445	4,422,386

Cash and cash equivalents	90,982	80,502
Restricted cash	151,736	199,664
Rents and other receivables, net	6,589	15,044
Deferred rents	68,709	62,229
Due from affiliates	2,359	1,665
Deferred leasing costs and value of in-place leases, net	114,875	153,660
Deferred loan costs, net	20,077	30,496
Acquired above-market leases, net	8,160	19,503
Other assets	11,727	19,663
Investment in unconsolidated joint ventures	–	11,606
Assets associated with real estate held for sale	–	182,597
Total assets	$3,667,659	$5,199,015

LIABILITIES AND DEFICIT
Liabilities:
Mortgage and other secured loans	$4,248,975	$4,714,090
Accounts payable and other liabilities	195,441	216,920
Capital leases payable	2,611	4,146
Acquired below-market leases, net	77,609	112,173
Obligations associated with real estate held for sale	–	171,348
Total liabilities	4,524,636	5,218,677

Deficit:
Stockholders' Deficit:
Preferred stock, $0.01 par value, 50,000,000 shares authorized;
7.625% Series A Cumulative Redeemable Preferred Stock,
$25.00 liquidation preference, 10,000,000 shares issued and outstanding	100	100
Common stock, $0.01 par value, 100,000,000 shares authorized;
47,964,605 and 47,974,955 shares issued and outstanding at
December 31, 2009 and 2008, respectively	480	480
Additional paid-in capital	701,781	696,260
Accumulated deficit and dividends	(1,420,092)	(656,606)
Accumulated other comprehensive loss, net	(36,289)	(59,896)
Total stockholders' deficit	(754,020)	(19,662)
Noncontrolling Interests:
Common units of our Operating Partnership	(102,957)	–
Total deficit	(856,977)	(19,662)
Total liabilities and deficit	$3,667,659	$5,199,015

MAGUIRE PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Revenue:
Rental	$73,357	$72,927	$291,273	$291,372
Tenant reimbursements	26,500	29,398	107,012	108,886
Hotel operations	5,565	6,448	20,623	26,616
Parking	11,839	12,373	47,175	49,170
Management, leasing and development services	1,567	1,305	6,894	6,637
Interest and other	563	1,671	3,771	9,334
Total revenue	119,391	124,122	476,748	492,015

Expenses:
Rental property operating and maintenance	29,543	28,783	111,078	109,301
Hotel operating and maintenance	3,763	4,021	14,064	17,105
Real estate taxes	8,313	11,072	40,623	44,011
Parking	3,268	3,917	13,607	14,629
General and administrative	10,325	8,038	35,106	60,835
Other expense	1,335	1,359	6,034	5,866
Depreciation and amortization	35,563	38,188	151,184	159,234
Impairment of long-lived assets	264,274	—	500,831	—
Interest	73,071	62,423	270,633	237,371
Loss from early extinguishment of debt	—	—	—	1,463
Total expenses	429,455	157,801	1,143,160	649,815
Loss from continuing operations before equity in net loss of unconsolidated joint venture	(310,064)	(33,679)	(666,412)	(157,800)
Equity in net loss of unconsolidated joint venture	229	(330)	(10,401)	(1,092)
Gain on sale of real estate	—	—	20,350	—
Loss from continuing operations	(309,835)	(34,009)	(656,463)	(158,892)

Discontinued Operations:
Loss from discontinued operations before gain on sale of real estate	(26,084)	(57,530)	(215,434)	(164,446)
Gain on sale of real estate	—	—	2,170	—
Loss from discontinued operations	(26,084)	(57,530)	(213,264)	(164,446)

Net loss	(335,919)	(91,539)	(869,727)	(323,338)
Net loss attributable to common units of our Operating Partnership	41,633	—	108,570	14,354

Net loss attributable to Maguire Properties, Inc.	(294,286)	(91,539)	(761,157)	(308,984)
Preferred stock dividends	(4,766)	(4,766)	(19,064)	(19,064)

Net loss available to common stockholders	$(299,052)	$(96,305)	$(780,221)	$(328,048)

Basic and diluted loss per common share:
Loss from continuing operations	$(5.70)	$(0.81)	$(12.32)	$(3.55)
Loss from discontinued operations	(0.47)	(1.21)	(3.89)	(3.35)
Net loss available to common stockholders per share	$(6.17)	$(2.02)	$(16.21)	$(6.90)

Weighted average number of common shares outstanding	48,463,476	47,777,101	48,127,997	47,538,457

Amounts attributable to Maguire Properties, Inc.:
Loss from continuing operations	$(271,390)	$(34,009)	$(573,940)	$(149,741)
Loss from discontinued operations	(22,896)	(57,530)	(187,217)	(159,243)
	$(294,286)	$(91,539)	$(761,157)	$(308,984)

MAGUIRE PROPERTIES, INC.

FUNDS FROM OPERATIONS
(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008

Reconciliation of net loss available to common stockholders to funds from operations:

Net loss available to common stockholders	$(299,052)	$(96,305)	$(780,221)	$(328,048)

Add: Depreciation and amortization of real estate assets	37,186	46,052	167,933	196,816
Depreciation and amortization of real estate assets -
unconsolidated joint venture (a)	2,251	2,204	9,712	9,559
Net loss attributable to common units of our Operating Partnership	(41,633)	—	(108,570)	(14,354)
Unallocated losses - unconsolidated joint venture (a)	(1,074)	—	(4,019)	—
Deduct: Gains on sale of real estate	—	—	22,520	—

Funds from operations available to common stockholders
and unit holders (FFO) (b)	$(302,322)	$(48,049)	$(737,685)	$(136,027)

Company share of FFO (c) (d)	$(265,377)	$(42,180)	$(647,574)	$(119,399)

FFO per share - basic	$(5.48)	$(0.88)	$(13.46)	$(2.51)
FFO per share - diluted	$(5.48)	$(0.88)	$(13.46)	$(2.51)

Weighted average number of common shares outstanding - basic	48,463,476	47,777,101	48,127,997	47,538,457
Weighted average number of common and common
equivalent shares outstanding - diluted	49,108,575	47,777,868	48,392,609	47,617,258

Reconciliation of FFO to FFO before specified items: (e)

FFO available to common stockholders and unit holders (FFO)	$(302,322)	$(48,049)	$(737,685)	$(136,027)

Add: Loss from early extinguishment of debt	314	—	1,165	3,264
Realized loss on forward-starting interest rate swap	—	—	11,340	—
Default interest accrued on Properties in Default	9,342	—	13,903	—
Writeoff of deferred financing costs related to Properties in Default	2,769	—	2,769	—
Severance-related charges	—	—	1,526	—
1733 Ocean lease termination charge	1,432	—	1,432	—
Impairment of long-lived assets	290,266	50,000	708,570	123,694
Impairment of long-lived assets - unconsolidated joint venture (a)	—	—	10,050	—
Costs associated with strategic alternatives and management changes (f)	—	—	—	23,892

FFO before specified items	$1,801	$1,951	$13,070	$14,823

Company share of FFO before specified items (c) (d)	$1,581	$1,713	$11,474	$12,949

FFO per share before specified items - basic	$0.03	$0.04	$0.24	$0.27
FFO per share before specified items - diluted	$0.03	$0.04	$0.24	$0.27
__________
(a)	Amount represents our 20% ownership interest in our joint venture with Macquarie Office Trust.

(b)
Funds from Operations, or FFO, is a widely recognized measure of REIT performance. We calculate FFO as defined by the National Association of Real Estate Investment Trusts, or NAREIT.  FFO represents net income (loss) (as computed in accordance with accounting principles generally accepted in the United States of America, or GAAP), excluding gains from disposition of property (but including impairments and provisions for losses on property held for sale), plus real estate-related depreciation and amortization (including capitalized leasing costs and tenant allowances or improvements).  Adjustments for our unconsolidated joint venture are calculated to reflect FFO on the same basis.

Management uses FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other Equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other Equity REITs’ FFO.  As a result, FFO should be considered only as a supplement to net loss as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities (as computed in accordance with GAAP).

(c)	Based on a weighted average interest in our Operating Partnership of approximately 87.8% for both the three months ended December 31, 2009 and 2008, respectively.

(d)	Based on a weighted average interest in our Operating Partnership of approximately 87.8% and 87.5% for the years ended December 31, 2009 and 2008, respectively.

(e)
Management also uses FFO before specified items as a supplemental performance measure because losses from early extinguishment of debt, default interest and the impairment of long-lived assets create significant earnings volatility which in turn results in less comparability between reporting periods and less predictability regarding future earnings potential.

Losses from early extinguishment of debt represent costs to extinguish debt prior to the stated maturity and the write off of unamortized loan costs on the date of extinguishment.  The decision to extinguish debt prior to its maturity generally results from (i) the assumption of debt in connection with property acquisitions that is priced or structured at less than desirable terms (for example, a variable interest rate instead of a fixed interest rate), (ii) short-term bridge financing obtained in connection with the acquisition of a property or portfolio of properties until such time as the company completes its long-term financing strategy, (iii) the early repayment of debt associated with properties disposed of, or (iv) the restructuring or replacement of property or corporate-level financing to accommodate property acquisitions.  Consequently, management views these losses as costs to complete the respective acquisition or disposition of properties.

During the third quarter of 2009, we announced a plan to cease funding cash shortfalls at certain properties.  As a result, six special purpose property-owning subsidiaries are or will be in default on their mortgage loans: Stadium Towers in Central Orange County, Park Place II in Irvine, 2600 Michelson in Irvine, Pacific Arts Plaza in Costa Mesa, 550 South Hope in Downtown Los Angeles, and 500 Orange Tower in Central Orange County.  We are accruing interest on the defaulted mortgage loans at the default rate per the applicable loan agreements.  We have excluded default interest accrued on Properties in Default as well as the writeoff of deferred financing costs related to the mortgage loans on these properties from the calculation of FFO before specified items since these charges are a direct result of management’s decision to dispose of property other than by sale.  Management views these charges as costs to complete the disposition of the related properties.

Impairment of long-lived assets represents charges taken to write down depreciable real estate assets to fair value estimated when events or changes in circumstances indicate that the carrying amount may not be recoverable.  Per the NAREIT definition of FFO, gains from property dispositions are excluded from the calculation of FFO; however, impairment losses are required to be included.  Management excludes both gains on disposal and impairment losses from the calculation of FFO before specified items because they both relate to the financial statement impact of decisions made to dispose of property, whether in the period of disposition or in advance of disposition.  These types of gains or losses create volatility in our earnings and make it difficult for investors to determine the funds generated by our ongoing business operations.

(f)
During 2008, we excluded from the calculation of FFO costs associated with our review of strategic alternatives and management changes, primarily contractual separation obligations for our former senior executives, and exit costs and tenant improvement writeoffs related to the 1733 Ocean lease.  These costs are associated with the Special Committee’s review of strategic alternatives, including the potential sale of our company, and the resulting management changes made after the Special Committee concluded its review.  The Special Committee was dissolved in May 2008.  Management views these costs as non-recurring and believes that including these costs in the calculation of FFO would make it difficult for investors to determine funds generated by our ongoing business operations.